SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     ---------------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 13E-4
                          ISSUER TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 13 (e) (1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                      -------------------------------------

                         THE WEST COMPANY, INCORPORATED
                                (Name of Issuer)

                         THE WEST COMPANY, INCORPORATED
                      (Name of Person(s) Filing Statement)

                          COMMON STOCK ($.25 PAR VALUE)
                         (Title of Class of Securities)

                                   953348 10 9
                      (CUSIP NUMBER of Class of Securities)

                               John R. Gailey III
                       Vice President and General Counsel
                         The West Company, Incorporated
                                101 Gordon Drive
                            Lionville, PA 19341-0645
                                 (610) 594-2900
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communication on Behalf of the Person(s) Filing Statement)

                     --------------------------------------
                                September 9, 1998
     (Date Tender Offer First Published, Sent or Given to Security Holders)
                     ---------------------------------------

                            CALCULATION OF FILING FEE

         Transaction Valuation*               Amount of Filing Fee
         ----------------------               --------------------

         $62,000,000                          $12,400.00

     *Calculated solely for the purpose of determining the filing fee, based upon the purchase of 2,000,000 shares at the maximum tender offer price per share of $ 31.00.

|_| Check if any part of the fee is offset as provided by Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


Amount Previously Paid:     $12,400.00           Filing Party:   The West Company, Incorporated
Form or Registration No.:   Form 13E-4           Date Filed:     September 9, 1998

     This Amendment No. 1 to Issuer Tender Offer Statement on Schedule 13E-4 filed September 9, 1998 (the "Statement"), is being made solely for the purposes of filing as Exhibit (f) a copy of the script used by the Information Agent, and filing as Exhibit (a) (12) the press release issued by the Company on October 8, 1998.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

     (a) A list of exhibits filed with this Statement is set forth on the Index to Exhibits immediately following the signature page of this Statement and is incorporated herein by reference.

     (b) - (e) Not applicable.

     (f) The Oral Solicitation Script used by the Information Agent, filed as Exhibit (f) hereto, is incorporated herein by reference.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                          THE WEST COMPANY, INCORPORATED



                          By:
                             -----------------------------------
                             Steven A. Ellers
                             Senior Vice President and Chief Financial Officer

Dated: October 21, 1998

                                INDEX TO EXHIBITS

ITEM                                     DESCRIPTION                                                    PAGE
----                                     -----------                                                    ----

(a) (1)          Form Offer to Purchase dated September 9, 1998 .......................................  *
(a) (2)          Form of Letter of Transmittal.........................................................  *
(a) (3)          Form of Notice of Guaranteed Delivery.................................................  *
(a) (4)          Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and Other Nominees..........................................................  *
(a) (5)          Form of Letter to Clients for use by Brokers, Dealers, Commercial
                 Banks, Trust Companies and Other Nominees.............................................  *
(a) (6)          Form of Letter to Shareholders dated September 9, 1998, from the Chairman and Chief Executive Officer of the Company...............................  *
(a) (7)          Form of Letter from The West Company, Incorporated to
                 participants in The West Company Saving Plan, Direction Form for The West Company, Incorporated Savings Plan Employer
                 Matching Contribution and PAYSOP Accounts the Form of
                 Questions and Answers for plan participants about the
                 Company's tender offer ...............................................................  *
(a) (8)          Form of Letter from the Company to participants in the
                 Non-Qualified Incentive Plans; Direction Form for the Long Term
                 Incentive Plan and 1998 Key Employee Incentive Compensation
                 Plan ("Non-Qualified Incentive Plans") Bonus Share Accounts and
                 the Form of Questions and Answers for plan participants about the Company's tender offer............................................................  *
(a) (9)          Summary Advertisement dated September 9, 1998.........................................  *
(a) (10)         Guidelines for Certification of Taxpayer Identification Number  on
                 Substitute Form W-9...................................................................  *
(a) (11)         Press Release dated September 9, 1998 incorporated herein by reference to.  Exhibit 99.1 to the Company's Current
                 Report 8-K filed with the Commission on September 9, 1998.............................  *
(a) (12)         Press Release dated October 8, 1998...................................................  5
(f)              Oral Solicitation Script Used by the Information Agent, Shareholder
                 Communications Corporation............................................................  7

----------
*  Previously filed.